Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact:	Dennis Gershenson, President & CEO	FOR IMMEDIATE RELEASE
PHONE: FAX:	or Richard Smith, CFO (248) 350-9900 (248) 350-9925

RAMCO-GERSHENSON ANNOUNCES ISSUANCE
OF IRS EXAMINATION REPORTS

FARMINGTON HILLS, Mich., May 12, 2005– Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that the Internal Revenue Service has issued two examination reports to the Company.

The reports seek to disallow certain deductions and losses of the Company taken in its 1996 tax year and to disqualify the Company as a REIT for the years 1996 through 2004. The Company disputes the disallowance of certain deductions and losses for 1996 and believes that amounts which may be assessed against the Company with respect to any such disallowance would constitute items covered under a tax agreement between the Company and Atlantic Realty Trust, dated as of May 10, 1996. Although Atlantic Realty Trust has filed a Form 8-K with the Securities and Exchange Commission stating that it has been advised by counsel that it would not have any obligation to indemnify the Company under the tax agreement with respect to such amounts, the Company disagrees with such position. Insofar as the reports seek the disqualification of the Company as a REIT, the Company has been advised by legal counsel that the positions set forth in the reports with respect to the disqualification of the Company as a REIT are unsupported by the facts and applicable law.

“We vigorously contest the matters raised by the IRS in their examination reports, and we intend to file a protest with the IRS Appeals Office,” said Dennis Gershenson, the Company’s President and CEO. “Additionally, if the need arises, we intend to pursue collection of amounts related to the 1996 tax year from Atlantic Realty Trust under the Tax Agreement.”

Ramco-Gershenson Properties Trust has a portfolio of 80 shopping centers totaling approximately 16.8 million square feet of gross leasable area, consisting of 79 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company’s filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of the Company believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company’s properties are located, the performance of tenants at the Company’s properties as well as other factors.

For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website at www.rgpt.com
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